Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Stock Incentive Plan of Veracyte, Inc. of our reports dated February 28, 2022, with respect to the consolidated financial statements of Veracyte, Inc. and the effectiveness of internal control over financial reporting of Veracyte, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
February 28, 2022